EXHIBIT 12

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                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS
RETURN ON AVERAGE STOCKHOLDERS' EQUITY               Net income/Average stockholders' equity

RETURN ON AVERAGE ASSETS                             Net income/Average assets

NET INTEREST MARGIN                                  Fully tax equivalent net interest income/Average earning assets

NON-INTEREST LEVERAGE RATIO                          (Non-interest income less securities and asset
                                                     disposal gains and/or losses)/(Non-interest
                                                     expense less intangible asset amortization)

EFFICIENCY RATIO                                     (Non-interest expenses less intangible asset amortization)/(Fully tax equivalent net interest income plus non-interest income securities and asset disposal gains and/or losses)

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE ASSETS       Average stockholders' equity/Average assets

AVERAGE LOANS TO AVERAGE DEPOSITS                    Average gross loans/Average deposits

DIVIDEND PAYOUT RATIO                                Dividends declared/Net income

NONPERFORMING LOANS AS A PERCENTAGE OF PERIOD        (Nonaccrual loans plus loans past due 90 days or greater plus
END LOANS                                            renegotiated loans)/Gross loans net of unearned interest

NONPERFORMING ASSETS AS A PERCENTAGE OF TOTAL        (Nonaccrual loans plus loans past due 90 days or greater plus
ASSETS                                               renegotiated loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD END TOTAL        Allowance for loan losses/Gross loans net of unearned interest loans

TIER 1 CAPITAL RATIO                                 Stockholders' equity less intangible assets and securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                                  Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                                Tier 1 Capital/Quarterly average assets

CASH DIVIDENDS PER SHARE                             Cash dividends paid/Common shares outstanding at date of declaration

BOOK VALUE PER SHARE                                 Total stockholders' equity/Common shares outstanding at quarter-end

TANGIBLE BOOK VALUE PER SHARE                        (Total stockholders' equity less goodwill and other intangible assets)/
                                                     Common shares outstanding at quarter-end

TANGIBLE CAPITAL RATIO                               (Total stockholders' equity less goodwill and other intangible assets)/
                                                     (Total assets less goodwill and other intangible assets)

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